Exhibit 5.1

June 1, 2018
Pennsylvania Real Estate Investment Trust
The Bellevue
200 South Broad Street
Philadelphia, PA 19102
Ladies and Gentlemen:
We have acted as counsel to Pennsylvania Real Estate Investment Trust, a Pennsylvania business trust (the “Trust”), in connection with the preparation and filing with the Securities and Exchange Commission of the Trust’s registration statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the issuance of up to 350,000 shares of beneficial interest, par value $1.00 per share (“Shares”), which may be issued pursuant to the Pennsylvania Real Estate Investment Trust Employee Share Purchase Plan (the “ESPP”).
For purposes of this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Amended and Restated Trust Agreement and Bylaws of the Trust, each as amended to date, the ESPP, resolutions adopted by the Trust’s Board of Trustees, and such other agreements, instruments, documents, and records relating to the Trust and the issuance of the Shares pursuant to the ESPP as we have deemed appropriate. In all such examinations, we have assumed the legal capacity of each natural person signing any of the documents and corporate records relating to the Trust, the genuineness of signatures, the authenticity of documents submitted to us as originals, the conformity to authentic original documents of documents submitted to us as copies, and the accuracy and completeness of all records and other information made available to us by the Trust. As to various questions of fact material to our opinion, we have relied on representations of officers of the Trust, upon statements made to us in discussion with the Trust’s management and upon certificates of public officials. Except as otherwise indicated, we have not undertaken any independent investigation of factual matters.
We express no opinion concerning the laws of any jurisdiction other than the corporation and business trust laws of the Commonwealth of Pennsylvania.
Based on the foregoing and consideration of such questions of law as we have deemed relevant, in our opinion the Shares, when and if issued in accordance with the terms of the ESPP, will be validly issued, fully paid and non-assessable by the Trust.
We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we come within the categories of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission issued thereunder.
Very truly yours,
/s/ Drinker Biddle & Reath LLP
DRINKER BIDDLE & REATH LLP